EXHIBIT 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

October 10, 2008

The Bank of New York Mellon